Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-1) and related Prospectus of vTv Therapeutics Inc. for the registration of 5,331,306 shares of its Class A common stock and to the incorporation by reference therein of our report dated February 20, 2020, with respect to the consolidated financial statements of vTv Therapeutics Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

November 24, 2020